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                                                                    EXHIBIT 10.8



                        AGREEMENT FOR CONSULTING SERVICES

         This agreement is entered into by and between Amazon Natural Treasures, Inc., a Utah Corporation and Dr. Domingos Loricchio (hereinafter referred to as Company) and RPD, LLC, a California Limited Liability Company (hereinafter referred to as RPD) this 16th day of September 1996.

                                    RECITALS

         Company owns the proprietary rights to certain phytotherapy products which provide remedies for a wide variety of ailments both physical and emotional. Company harvests raw material from the Brazilian rain forest, which it then uses in proprietary combinations to formulate marketable products for consumption.

         RPD is a business consulting firm which has expertise that Company deems extremely valuable and is desirous of utilizing in the marketing of its products.

         NOW THEREFORE, in consideration of their mutual promises and other consideration as hereinafter set forth, the parties agree as follows:

         1. The recitals are incorporated into the agreement hereat in full.

         2. Upon Company's formal request for assistance, RPD agrees to provide to Company strategic business advice and consultation subject to RPD's availability and time restrictions. Company is not obligated to follow the advice of RPD but may use it as Company sees fit.

         3. Upon Company's formal request for assistance, Company agrees to compensate RPD for such strategic business advice and consultation, unless provided pursuant to section 4 and its subparts, according to the following:

                  A. RPD shall be reimbursed by Company for all expenses incurred in participating in Company business, including without limitation travel, hotel, transportation, meals away from home, supplies, phone, and the like. Payment is due within 10 days of receipt of such invoice by Company.

                  B. Company shall compensate RPD for time spent on Company business at the rate of $2,000.00 per day in addition to the foregoing. Said daily compensation shall be paid weekly.

        4. Company is also desirous of having RPD market its products. In the event Company reaches an agreement in any form with any of the sources introduced to Company by RPD, or if RPD


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is able to negotiate a contract for Company with any source to market, sell, license, distribute, or deliver under royalty any of Company's products, RPD shall be compensated according to the following excluding Nature Way:

                  A. Upon signing of a contract by Company pursuant to paragraph 4 above which will provide the company at least $1,000,000.00 in gross revenues, or in the event RPD secures funding for the company in an amount of at least $1,000,000.00 pursuant to paragraph 4.B below, Company shall grant to RPD an option to buy up to 500,000 shares of Company's restricted stock at a price of $.05 per share. This option shall remain open for a period of one year from the date of this agreement. RPD may exercise said option stating the number of shares to be purchased. Upon payment for the stock, the Company will effect the delivery of said shares in accordance with normal delivery procedures.

                  B. In the event that RPD secures funding from any source except by way of a loan for Company, RPD shall be paid from said funds $200,000.00 or 10% of the gross amount of the monies paid to Company whichever is higher. In no event shall the money paid to RPD under this paragraph exceed 25% of the funding procured by RPD and paid to Company. All funds due hereunder shall be paid to RPD within 15 days of the receipt of said funding by Company.

                  C. For all transactions in which RPD procures a buyer for, or participates in the purchase of Company's products, RPD shall be paid 15% of the gross receipts paid to Company for the sale of any product by the Company or for the receipt by the Company of any fee for the license of the product, use of the product, or payment of a royalty for the product unless paid pursuant to paragraph 4.B above. All funds due hereunder shall be paid to RPD within 15 days of receipt of said monies by Company.

         5. Company agrees to cooperate with RPD and together use their best efforts to bring about a contract with any acceptable company introduced by RPD to Company as a potential purchaser or user of Company's products. In the event the Company acts independently of RPD in reaching an agreement with any of RPD's sources, Company shall be responsible for payment to RPD for all monies which would otherwise be due under the compensation package outlined above as if the Company had entered into an agreement with the prospective purchaser under the direction of RPD. In any negotiation, by a source introduced by RPD, RPD acknowledges that the Company will set and require certain minimum quantities be purchased to maintain an exclusive arrangement by said source and that Company's product's prices will incorporate the monies paid to RPD under the provisions as stated in paragraph 4.C.


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         6. Company maintains sole discretion in furnishing to RPD, or any of his referred sources, any and all proprietary information including: documents, materials, date, technical assistance, product samples, and formulas. No proprietary information will be given to RPD or any referred source without the written permission of the Company. Any written permission will stipulate the conditions under which the proprietary information will be given and will include any monetary compensation that the Company deems appropriate. Prior to receiving any of Company's proprietary information, RPD shall sign an agreement of confidentiality in Company's usual form. RPD shall not disclose any proprietary information of Company to third parties without the prior approval of Company.

         7. From time to time RPD may procure a prospective purchaser who will require an exclusive agreement with the Company to package, market, sell or distribute Company's product. In such event Company agrees to provide such exclusivity and will execute any and all documents required to effectuate such exclusive agreements, provided said agreement is not in violation of the last sentence of paragraph 5.

         8. This agreement shall remain in effect for a period of one year and may thereafter be renewed by the parties. All obligations to make payment under the compensation package to RPD once commenced shall continue for as long as the relationship/agreement under which payment is being made continues without any time limitation. For example, if RPD is being paid 15% of monies received by Company under a licensing agreement procured through RPD, RPD shall continue to be paid for as long as the licensing agreement and/or the business relationship between Company and licensee/purchaser exists.

         9. Any obligation of the Company to pay RPD for any compensation accrued to RPD by virtue of paragraph 3 and 4 above shall survive the termination of this agreement.

         10. Both parties recognize that each will in the course of doing business receive from the other certain proprietary and confidential information which is not available to the general public. In that event each agrees to keep such imparted information confidential and proprietary.

         11. In receiving the advice and consultation of RPD, Company acknowledges that with regard to any corporate decision, the Company retains the right to conduct its own independent research, rely on its own independent sources and accepts the ultimate responsibility for all its decisions in this regard.

         12. This agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties.



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         13. All notices required by this agreement shall be sent to a party at the following respective address:

         RPD
         215 S. Hickory St. Suite 220
         Escondido, Ca. 92025

         Company
         Amazon Natural Treasures, Inc.
         6020 S. Spencer St., Suite B-7
         Las Vegas, Nv. 89119

         14. In the event of a dispute over the terms or enforcement of this agreement, the parties agree that the site of the dispute shall be the domicile of the defendant. The prevailing party in such dispute shall be entitled to reasonable attorneys fees and costs including the cost of expert witness fees.

         15. Nothing in this agreement shall be construed to create a partnership, joint venture or an employment relationship between RPD and Company.

         16. All provisions of this agreement are and shall be defined to be Severable, and if any provision of this agreement shall be deemed to be invalid as coronary to law or public policy, sauce provision shall be deemed to be severed from this agreement, and the remaining prove signs shall attain in full force and effect.

         17. Neither party to this agreement shall be liable to the other for loss or damage arising out of any delay or failure by such party in performing its obligations hereunder, if such delay or failure was the unavoidable consequence of any act of God, exercise of governmental power, strike or other labor disturbance, war, revolution, embargo, insurrection, operation of military forces, or other event or condition beyond the control of such party; provided that such party (1) notifies the other party of such inability to perform and the reasons thereof with reasonable promptness; and (2) performs its obligations hereunder as soon as circumstances permit.

         18. This agreement may be sent via fax to both parties and signed as such. A party's signature on such faxed copy may be required to the other via fax and used as if it were the original signature.

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         19. This constitutes the entire agreement between the parties relating to the, subject matter herein unless modified in writing and signed by both parties.

RPD, LLC                            Amazon Natural Treasures, Inc.

Richard P. Dubrule,                 /s/ Michael Sylver,
President                           -------------------
                                    President

                                    /s/ Dr. Domingos Loricchio
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